Exhibit 99.1

Federal Trust Corporation Announces
Year-End Results for 2004

          SANFORD, Fla., Feb. 1 /PRNewswire-FirstCall/ -- James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), reported today that the Company earnings for the year ended December 31, 2004 were $3,089,000 or $.44 per share, compared to $2,777,000 or $.42 per share for 2003.

          At December 31, 2004, Federal Trust’s total assets were $602.8 million, an increase of $134.6 million, or 29% from December 31, 2003. Stockholders’ equity at the end of 2004 was $39.4 million, and the book value per share was $4.97.

          “Federal Trust Corporation, experienced another great year as a result of our being able to execute our growth plans and market strategy,” stated President Suskiewich. “Our cash operating earnings increased 35% in 2004 compared to 2003, credit quality remained strong, $10.4 million in new capital was raised, and we continued to expand our Central Florida footprint” added President Suskiewich.

          During the fourth quarter of 2004, the Company recorded an other-than-temporary non-cash impairment charge of approximately $659,000 after tax, or $.09 per share. The charge related to the Company’s $9.5 million investment in Freddie Mac and Fannie Mae adjustable rate preferred stock. These investment grade securities declined in value in 2004 due to the recent events at Freddie Mac and Fannie Mae coupled with the record low interest rates which caused the dividend payment rate to decline from the original rates at the time of issuance.  President Suskiewich concluded his remarks on the adjustable rate preferred stock saying, “While we believe that the value of these investments will recover in the future as the dividend rates adjust, we are unable to determine at this time when and how much the prices will recover.”

          President Suskiewich also stated, “As we move forward in 2005, we will continue to build our franchise. We expect to begin construction on two new branches in the near future and they should open during the second half of 2005. We have also identified three additional branch sites to continue expanding our footprint in 2006.”

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At January 28, 2005, the closing price was $10.00 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $598 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

          The following information is in thousands except per share data.

	At Quarter End

	Dec. 31, 2004	Dec. 31, 2003	% Change

Total assets	$602,780	$468,198	29%
Investment securities	41,172	33,615	22%
Loans	521,331	398,401	31%
Deposits	404,116	314,630	28%
Shareholders’ equity	39,387	26,457	49%
Book value per share	$4.97	$4.05	23%

	Three Months Ended

	Reported Earnings			Operating earnings excluding other-than-temporary impairment

	Dec. 31, 2004	Dec. 31, 2003	% Change	Dec. 31, 2004	Dec.31, 2003	% Change

Interest income	$7,119	$5,431	31%	$7,119	$5,431	31%
Interest expense	3,228	2,326	39%	3,228	2,326	39%
Net interest income	3,891	3,105	25%	3,891	3,105	25%
Provision for loan losses	330	255	29%	330	255	29%
Non-interest income	444	681	(35)%	444	681	(35)%
Other-than-temporary impairment	1,055	—	—	—	—	—
Non-interest expenses	2,259	2,523	10%	2,259	2,523	10%
Provision for income taxes	204	287	(29)%	600	287	106%
Net earnings	487	721	(32)%	1,146	721	59%
Earnings per share-basic	$.06	$0.11	(45)%	$.14	$.11	27%
Earnings per share-fully diluted	$.06	$0.11	(45)%	$.14	$.11	27%
Average common shares
Outstanding-basic	7,931	6,467	23%	7,931	6,467	23%
Average common shares
Outstanding-diluted	8,155	6,602	24%	8,155	6,602	24%
Return on average assets	.33%	.62%	(47)%	.78%	.62%	26%
Return on average equity	4.98%	11.04%	(55)%	11.72%	11.04%	6%
Net interest margin	2.83%	2.83%	0%	2.83%	2.83%	0%

	Twelve Months Ended

	Reported Earnings			Operating earnings excluding other-than-temporary impairment

	Dec. 31, 2004	Dec. 31, 2003	% Change	Dec. 31, 2004	Dec. 31, 2003	% Change

Interest Income	$24,591	$20,921	18%	$24,591	$20,921	18%
Interest expense	10,851	9,750	11%	10,851	9,750	11%
Net interest income	13,740	11,171	23%	13,740	11,171	23%
Provision for loan losses	1,180	650	82%	1,180	650	82%
Non-interest income	2,409	2,358	2%	2,409	2,358	2%
Other-than-temporary impairment	1,055	—	—	—	—	—
Non-interest expenses	9,334	8,826	6%	9,334	8,826	6%
Provision for income taxes	1,491	1,276	17%	1,887	1,276	48%
Net earnings	3,089	2,777	11%	3,748	2,777	35%
Earnings per share-basic	$.44	$0.42	5%	$.53	$.42	26%
Earnings per share-fully diluted	$.43	$0.42	2%	$.52	$.42	24%
Average common shares
Outstanding-basic	7,082	6,549	8%	7,082	6,549	8%
Average common shares
Outstanding-diluted	7,262	6,662	9%	7,262	6,662	9%
Return on average assets	.59%	0.64%	(8)%	.72%	.64%	13%
Return on average equity	9.80%	10.79%	(9)%	11.89%	10.79%	10%
Net interest margin	2.80%	2.73%	3%	2.80%	2.73%	3%

          This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the Company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the Company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC available at http://www.sec.gov .

          Press releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com .

          For more information, contact:
          Marcia Zdanys,
          Corporate Secretary/Investor Relations
          (407) 323-1833

SOURCE  Federal Trust Corporation
312 West First Street
Sanford, Fl 32771
          -0-                                                            02/01/2005
    /CONTACT:  Marcia Zdanys, Corporate Secretary/Investor Relations, Federal
Trust Corporation, +1-407-323-1833/
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